VOTING AGREEMENT

         VOTING AGREEMENT (this "Agreement") dated as of October 1, 1999 between RCN Corporation, a Delaware corporation (the "Corporation"), Vulcan Ventures Incorporated ("Vulcan") and Level 3 Telecom Holdings, Inc., a Delaware corporation ("Level 3").

         WHEREAS, Level 3 owns 26,640,970 shares of the Corporation's common stock (the "Common Stock"), par value $1.00 per share (all shares of Common Stock owned as of the date hereof and which may be hereafter be acquired by Level 3 prior to the termination of this Agreement shall be referred to herein as the "Shares");

         WHEREAS, the Corporation and Vulcan propose to enter into a Stock Purchase Agreement dated as of the date hereof (as amended from time to time, the "Stock Purchase Agreement"), which provides for the purchase by Vulcan of 1,650,000 shares of Series B 7% Senior Convertible Preferred Stock (the "Preferred Stock") of the Corporation;

         WHEREAS, promptly after the execution of the Stock Purchase Agreement, the Corporation will seek the concurrence of the National Association of Securities Dealers, Inc. (the "NASD") with the Corporation's view that the issuance of the Preferred Stock does not require the approval of the Corporation's stockholders. If the NASD does not concur with the Corporation's view, then the Corporation shall cause a meeting of its stockholders (including any adjournment or postponement thereof, the "Stockholder Meeting") to be duly called and held as soon as reasonably practicable for the purpose of voting on the issuance of the Preferred Stock;

         WHEREAS, it is a condition to the willingness of Vulcan to enter into the Stock Purchase Agreement that Level 3 agree, and in order to induce Vulcan to enter into the Stock Purchase Agreement, Level 3 has agreed, to enter into this Agreement;

         WHEREAS, the Board of Directors of the Corporation has approved this Agreement for the purposes of Section 203 of the Delaware General Corporation Law;

         NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:



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                                    ARTICLE 1

                              VOTING OF THE SHARES

         SECTION 1.1. Voting Agreement. Level 3 hereby agrees to vote the Shares at the Stockholder Meeting: (i) in favor of the issuance of the shares of Preferred Stock as contemplated by the Stock Purchase Agreement and (ii) in favor of any other matter relating to the consummation of the transactions contemplated by the Stock Purchase Agreement with respect to which Level 3 may be entitled to vote and against any action which would reasonably be expected to result in a failure of the conditions described in Article 8 of the Stock Purchase Agreement to be satisfied.

         SECTION 1.2. Irrevocable Proxy. Level 3 hereby revokes any and all previous proxies granted with respect to the Shares that are inconsistent with the voting agreement set forth in Section 1.1. By entering into this Agreement, Level 3 hereby grants a proxy appointing Vulcan as Level 3's attorney-in-fact and proxy, with full power of substitution, for and in Level 3's name, to vote or consent or otherwise to utilize such voting power solely in the manner contemplated by Section 1.1. The proxy granted by Level 3 pursuant to this
Section 1.2 is irrevocable and is coupled with an interest and is granted in consideration of Vulcan entering into this Agreement and the Stock Purchase Agreement and as security for the obligations of Level 3 under Section 1.1. Without limiting the foregoing, Level 3 will, upon Vulcan's request, take all action as shall be reasonably required from time to time in order to appoint Vulcan as its duly authorized proxy holder for the Shares solely for the purpose set forth in Section 1.1.

         SECTION 1.3. Record Holder. If Level 3 is not the record owner of any Shares as to which such Stockholder is the beneficial owner, Level 3 agrees to cause or direct the record holder to vote such Shares in accordance with the terms of this Agreement or, to the extent permitted by law, to provide a proxy to Vulcan with respect thereto.


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                                    ARTICLE 2

                    REPRESENTATIONS AND WARRANTIES OF LEVEL 3

         Level 3 hereby represents and warrants to the Corporation as follows:

         SECTION 2.1. Authority Relative to this Agreement. Level 3 is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Level 3 has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Level 3 and the consummation by Level 3 of the transactions contemplated hereby have been duly and validly authorized by Level 3, and no other proceedings on the part of Level 3 are necessary to authorize the execution and delivery of this Agreement or to consummate such transactions. This Agreement has been duly and validly executed and delivered by Level 3 and constitutes a legal, valid and binding obligation of Level 3, enforceable against Level 3 in accordance with its terms.

         SECTION 2.2. No Conflict. (a) The execution and delivery of this Agreement by Level 3 do not, and the performance of this Agreement by Level 3 will not, (i) conflict with or violate the certificate of incorporation or bylaws of Level 3, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Level 3 or by which the Shares are bound or affected or (iii) require any consent or other action by any person or private or governmental entity, result in any breach of or constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any lien or encumbrance on any of the Shares pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Level 3 is a party or by which Level 3 or the Shares are bound or affected, except, in the case of clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences that would not prevent, delay or impair the performance by Level 3 of its obligations under this Agreement.

         (b) The execution and delivery of this Agreement by Level 3 do not, and the performance of this Agreement by Level 3 will not, require any consent, approval, authorization or permit of, or filing with or notification to, any federal, state, local or foreign regulatory body, except (i) filings with the Securities and Exchange Commission under the Securities Exchange Act of 1934 and
(ii) where the failure to obtain such consents, approvals, authorizations or permits, or to


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make such filings or notifications, would not prevent, delay or impair the performance by Level 3 of its obligations under this Agreement.

         SECTION 2.3. Title to the Shares. Level 3 is the owner of the Shares, free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on voting rights, charges and other encumbrances of any nature whatsoever. Other than the Shares, Level 3 does not own, either of record or beneficially, any other voting securities of the Corporation. Level 3 has not appointed or granted any proxy, which appointment or grant is still effective, with respect to the Shares. Level 3 has sole voting power with respect to the Shares and Level 3 has the sole power to direct the voting of the Shares.


                                    ARTICLE 3

                              COVENANTS OF LEVEL 3

         SECTION 3.1. No Inconsistent Agreement. Level 3 hereby covenants and agrees that it shall not enter into any voting agreement or grant a proxy or power of attorney or take any other action with respect to the Shares which is inconsistent with this Agreement.

         SECTION 3.2. Transfer of Title. Level 3 hereby covenants and agrees that, prior to the termination of this Agreement, Level 3 will not transfer ownership of any of its Shares except for transfers to a transferee that agrees in writing to be bound by the terms and conditions of this Agreement. Nothing else contained in this Agreement shall be construed to prohibit any transfer permitted by this Section 3.2.

         SECTION 3.3. Further Assurances. Level 3 will execute and deliver, or cause to be executed and delivered, all further documents and instruments and use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations, to vote the Shares to approve the issuance of the Preferred Stock as contemplated by the Stock Purchase Agreement and to take all other acts required to be taken by Level 3 pursuant to this Agreement.


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                                    ARTICLE 4

                                  MISCELLANEOUS

         SECTION 4.1. Termination. This Agreement (including, without limitation, the proxy granted hereunder) shall terminate on the earlier of (i) the date of notification by the NASD to the Corporation that the NASD concurs with the Corporation's view that the issuance of the Preferred Stock does not require the approval of the Corporation's stockholders, (ii) the day immediately following final adjournment of the Stockholder Meeting and (iii) the date upon which the Stock Purchase Agreement terminates.

         SECTION 4.2. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that Vulcan shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

         SECTION 4.3. Entire Agreement. This Agreement constitutes the entire agreement among the parties, and supersedes all prior written and oral and all contemporaneous oral agreements and understandings, with respect to the subject matter hereof.

         SECTION 4.4. Amendment. This Agreement may not be amended except by an instrument in writing signed by all the parties hereto.

         SECTION 4.5. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

         SECTION 4.6. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under principles of conflicts of law applicable hereto.


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         SECTION 4.7.  Descriptive Headings.  The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

         SECTION 4.8. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

         SECTION 4.9. Assignments. This Agreement shall not be assigned by any party hereto except that Vulcan may assign its rights under this Agreement to a Controlled Affiliate (as defined in the Stock Purchase Agreement).

         SECTION 4.10. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any person other than the parties hereto any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.


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         IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first written above.

                                RCN CORPORATION

                                By:   /s/ Bruce C. Godfrey
                                    -----------------------------------------
                                    Name:  Bruce C. Godfrey
                                    Title: Chief Financial Officer

                                LEVEL 3 TELECOM HOLDINGS, INC.

                                By: /s/ R. Douglas Bradbury
                                    -----------------------------------------
                                    Name:  R. Douglas Bradbury
                                    Title: Executive Vice President and
                                             Chief Financial Officer

                                VULCAN VENTURES INCORPORATED

                                By:   /s/ William D. Savoy
                                    -----------------------------------------
                                    Name:  William D. Savoy
                                    Title: Vice President


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